EXHIBIT 99.1

Investor Relations for Hillenbrand
Contact: Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
E-mail: chris.gordon@hillenbrand.com

Joy Greenway Appointed to Hillenbrand Board

BATESVILLE, Ind., March 1, 2013 — /PR NewsWire/ — After the annual shareholders meeting held on February 27, 2013, the board of directors of Hillenbrand, Inc. (HYSE:HI) appointed Joy M. Greenway to a position on the board for a one-year term.

“We are very excited to have Joy join our board,” said Joe Loughrey, chairman of Hillenbrand’s board of directors. “She brings strong operations and industrial manufacturing expertise that will benefit the board, the company and our shareholders. Joy also has significant international experience that will be valuable as we continue to transform Hillenbrand into a global diversified industrial company.”

Greenway is currently Senior Vice President for Visteon Corporation, a global automotive supplier based in Van Buren Township, Mich. In this role she has responsibility for the company’s global automotive climate business operating in 17 countries, with 32 facilities and more than 10,000 employees. She has more than 25 years of experience in industrial production, product development and quality management with such companies as GE Aerospace, Martin Marietta Corp., GE Industrial Power Systems and United Technologies Corp.

“I look forward to being part of the continued transformation of Hillenbrand,” said Greenway. “The company is growing on a global scale and I’m eager to help build additional value for shareholders.”

Greenway has a Bachelor of Science degree in Industrial Engineering from the University of Illinois, a Master of Science degree in Mechanical Engineering from Syracuse University and a Master of Business Administration degree from the Massachusetts Institute of Technology.

About Hillenbrand, Inc.

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company that makes and sells premium business-to-business products and services for a wide variety of industries. We pursue profitable growth and meaningful dividends for our shareholders by leveraging our leading brands, robust cash generation capabilities and strong core competencies. HI-INC-F